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630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc. L. Robert Cohen Vice President, Investor Relations 212 218 8715 lrcohen@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212 362 1200
		Media:	Peter Steinerman 516 374 3031

For Immediate Release

TAPESTRY REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

        Boulder, CO., May 4, 2005—Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the first quarter ending March 30, 2005.

        The operating loss for the first quarter of 2005 was $4.4 million compared to an operating loss of $3.9 million for the first quarter of 2004. The net loss for the first quarter of 2005 was $4.6 million, or $0.14 basic and diluted loss per share. This compares to net loss for the first quarter of 2004 of $5.0 million, or $0.16 basic and diluted income per share.

        As of March 30, 2005, Tapestry had $26.0 million in cash, cash equivalents, and investments.

        "We began 2005 with the exciting news that the IND for our proprietary oncology therapeutic, TPI 287, had been cleared by the FDA," commented Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals. "We expect to begin the Phase I trial in the second quarter and plan to continue the development of additional proprietary oncology compounds over the rest of the year."

Recent Highlights

Advancement of Lead Cancer Therapeutic, TPI 287

  •
  At the beginning of the year, Tapestry received notification from the Food and Drug Administration (FDA) that its Investigational New Drug (IND) application for TPI 287 had been cleared. TPI 287, a proprietary third generation taxane, is designed to overcome acquired resistance to taxane-based therapies.

  •
  In April, Tapestry presented findings of preclinical studies evaluating TPI 287 in human tumor cell lines during a poster session at the American Association for Cancer Research (AACR) 2005 Annual Meeting in Anaheim, CA. Results showed that TPI 287 demonstrated tumor growth inhibition activity in four tumor cell lines with multiple drug resistance, or MDR1.

About Tapestry Pharmaceuticals, Inc.

        Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

        For more information about Tapestry and its technologies, visit Tapestry's web site at www.tapestrypharma.com.

Forward Looking Statements

        Statements in this press release that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as "opportunities," "trends," "potential," "estimates," "may," "will," "should," "anticipates," "expects" or comparable terminology or by discussions of strategy. Such forward looking statements include statements relating to beginning Phase I trials for TPI 287 in the second quarter, the continuation of development of additional proprietary oncology compounds over the rest of the year and TPI 287 being designed to overcome acquired resistance to taxane-based therapies. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that Tapestry will be unable to manufacture additional TPI 287 according to GMP standards or in sufficient quantities to complete clinical trials; that clinical trials for TPI 287 are delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties or other factors; and that human clinical trials show that TPI 287 is unsafe and/or ineffective in treating cancer in human patients. General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company's resources are insufficient to continue development and the Company is unable to raise sufficient additional capital to continue operations and development. Additional risks, uncertainties and other factors are identified under the captions "Risk Factors" and "Special Note Regarding Forward-Looking Statements" in the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 29, 2004 and Quarterly Report on Form 10-Q for the period ended March 30, 2005. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

        For further information, please contact L. Robert Cohen, Vice President, Investor Relations of Tapestry Pharmaceuticals, Inc. at 212 218 8715.

Tapestry Pharmaceuticals, Inc.
Balance Sheets
(In thousands)

	March 30, 2005	December 29, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$625	$1,713
Short-term investments	25,332	29,378
Prepaid expense and other current assets	587	538
Assets held for sale	112	112

Total current assets	26,656	31,741
Property, plant and equipment, net	670	676
Long-term investments	—	4,631
Other assets	2,243	2,245

Total assets	$29,569	$39,293
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,189	$8,268
Notes payable-long term, net	3,117	3,245
Total stockholders' equity	23,263	27,780

Total liabilities and stockholders' equity	$29,569	$39,293

Tapestry Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 30, 2005	March 31, 2004
	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$2,789	$1,753
General and administrative	1,597	2,145

Operating loss	4,386	3,898

Other income (expense):
Interest income	170	153
Interest expense	(167)	(235)

Net loss from continuing operations	(4,383)	(3,980)
Discontinued operations:
Income (loss) from discontinued operations	(181)	(995)

Net income (loss)	$(4,564)	$(4,975)

Basic and diluted loss per share from continuing operations	$(0.13)	$(0.13)

Basic and diluted income (loss) per share from discontinued operations	$(0.01)	$(0.03)

Basic and diluted income (loss) per share	$(0.14)	$(0.16)

Basic and diluted weighted average shares outstanding	33,457	31,068

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TAPESTRY REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS